Exhibit 10.2
FIRST AMENDMENT TO AMENDED AND RESTATED STOCK RIGHTS AND RESTRICTIONS AGREEMENT

This First Amendment to Amended and Restated Stock Rights and Restrictions Agreement (this “Amendment”) is entered into on May 6, 2024, by and among The Coca-Cola Company, a Delaware corporation (“TCCC”), Carolina Coca-Cola Bottling Investments, Inc., a Delaware corporation (“CCCBI” and, together with TCCC, “Shareholder”), Coca-Cola Consolidated, Inc. (formerly known as Coca-Cola Bottling Co. Consolidated), a Delaware corporation (the “Company”), and J. Frank Harrison, III (“Harrison”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement (as hereinafter defined).

RECITALS

WHEREAS, Shareholder, the Company and Harrison are parties to that certain Amended and Restated Stock Rights and Restrictions Agreement, dated as of February 19, 2009 (the “Prior Agreement” and, as amended hereby and from time to time hereafter, the “Agreement”);

WHEREAS, the Agreement provides TCCC the right to designate one person reasonably acceptable to the Company for nomination to the Company’s Board of Directors at each election of directors when such nomination would be necessary for TCCC to have one representative on the Company’s Board of Directors immediately following such election; provided that Shareholder holds an aggregate of 2,482,165 shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), on a fully diluted basis (the “Board Nomination Right”);

WHEREAS, the Company and CCCBI have entered into a purchase agreement (the “Purchase Agreement”) whereby the Company has agreed to repurchase for cash the Seller Shares, as defined in the Purchase Agreement (the “Share Repurchase”);

WHEREAS, the Company intends to conduct a concurrent offer to purchase for cash shares of Common Stock from its other common stockholders; and

WHEREAS, concurrently with the execution of the Purchase Agreement, Shareholder, the Company and Harrison desire to amend the Prior Agreement to permit TCCC to retain its Board Nomination Right following the consummation of the Share Repurchase, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, Shareholder, the Company and Harrison hereby agree as follows:

1.Section 8 (Election of Director; Agreement Regarding Support) of the Agreement is hereby amended as follows:

(a)To delete paragraph (a) in its entirety and replace it with the following:

(a) As long as Shareholder holds, directly or indirectly, an aggregate number of outstanding shares of all classes of common stock of the Company representing or convertible into at least the number of shares of Common Stock equal to the Post Closing Seller Shares (as defined below), as such number of shares may be (i) adjusted to account for any Adjustment Event occurring after the Closing (as defined in the Purchase Agreement) or (ii) increased to reflect any additional shares acquired with the consent of the Company (the “Minimum Amount”), the Company agrees to propose one person designated by

TCCC who shall be reasonably acceptable to the Company for nomination to its Board of Directors at each election of directors when such nomination would be necessary for TCCC to have one representative on the Company’s Board of Directors immediately following such election. Subject to applicable law, the Company shall use its best efforts to cause TCCC's nominee to become a member of the Company’s Board of Directors or to be nominated for reelection to the Company’s Board of Directors. If at any time between elections TCCC’s nominee resigns or for any reason can no longer serve, the Company will use its best efforts to cause the vacancy to be filled by a person designated by TCCC and reasonably acceptable to the Company. The “Post Closing Seller Shares” shall be the number of shares of Common Stock held by CCCBI immediately after the Closing (as defined in the Purchase Agreement).

(b)To add the following to the end of paragraph (c):

As long as Shareholder holds, directly or indirectly, the Minimum Amount, if the Company proposes to engage in any transaction involving the direct or indirect sale or issuance of shares of Common Stock or Class B Common Stock (other than pursuant to equity incentive plans or similar executive compensation arrangements of the Company) and such sale or issuance would cause Shareholder to beneficially own less than 21.5% of the aggregate issued and outstanding shares of Common Stock (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock), Shareholder will be afforded the opportunity to purchase or otherwise acquire from the Company, for the same price and on the same terms as such shares of Common Stock or Class B Common Stock are offered (provided, however, that if the shares of Common Stock or Class B Common Stock are being sold or issued in exchange for anything other than cash, the Board of Directors of the Company shall make a good faith determination of the equivalent cash purchase price to be paid by Shareholder), the number of shares of Common Stock that would result in Shareholder beneficially owning 21.5% of the aggregate issued and outstanding shares of Common Stock (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock) immediately after the closing of such transaction.

2.This Amendment shall become effective at the Closing (as defined in the Purchase Agreement).

3.Other than as expressly amended by this Amendment, the Agreement will continue in effect in accordance with its terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

4.In the event of any inconsistency or conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

5.From and after the date of this Amendment, references in the Agreement to the “Agreement” or any provisions thereof shall be deemed to refer to the Agreement or such provisions as amended hereby unless the context otherwise requires and reference to “Amendment” shall be deemed to refer to this Amendment.

6.This Amendment shall terminate automatically upon the termination of the Purchase Agreement.

7.This Amendment and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

8.This Amendment may be executed, by manual or electronic signature, in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE COCA-COLA COMPANY

By:	/s/ Stacy L. Apter
	Name:	Stacy L. Apter
	Title:	Senior Vice President and Treasurer

CAROLINA COCA-COLA BOTTLING
INVESTMENTS, INC.

By:	/s/ Stacy L. Apter
	Name:	Stacy L. Apter
	Title:	Vice President

COCA-COLA CONSOLIDATED, INC.

By:	/s/ F. Scott Anthony
	Name:	F. Scott Anthony
	Title:	Executive Vice President and Chief
Financial Officer

/s/ J. Frank Harrison, III
J. Frank Harrison, III

[Signature page to First Amendment to Amended and Restated Stock Rights and Restrictions Agreement]